Exhibit 5.1

Cango Inc.	D +852 3656 6054 / +852 3656 6073
E nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/504798.00001

22 October 2025

Dear Sirs

Cango Inc. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments and supplements thereto (the Registration Statement), as filed with the U.S. Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). The Registration Statement relates to the registration of an aggregate of 17,727,200 class A ordinary shares of a par value of US$0.0001 each (the Shares) to be issued pursuant to the Company’s Share Incentive Plan 2025 adopted by the board of directors of the Company on 21 October 2025 (the Plan).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined copies or drafts of the following documents (the Documents):

(a)	the certificate of incorporation of the Company dated 9 October 2017 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 17 July 2025 and filed on 23 July 2025 (the Memorandum and Articles);

(c)	a certificate of good standing dated 14 October 2025 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors and officers of the Company dated 27 May 2025 (the Register);

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(e)	a certificate from a director of the Company dated the same date of this opinion as to certain matters of facts (the Director's Certificate);

(f)	the Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 21 October 2025 (the Register of Writs);

(g)	a search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 21 October 2025 (the CORIS Search);

(h)	the written resolutions of the board of directors of the Company passed on 21 October 2025 and the written resolutions of the compensation committee of the board of directors of the Company passed on 21 October 2025 approving, among other things, the Company's filing of the Registration Statement and the adoption of the Plan (together, the Board Resolutions);

(i)	the Plan; and

(j)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(b)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(c)	each of the Good Standing Certificate, the Register and the Director’s Certificate is accurate and complete as at the date of this opinion;

(d)	the CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(e)	the Plan has been authorised and duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws (other than the laws of the Cayman Islands);

(f)	each Award Agreement (as defined in the Plan) will be authorised, duly executed and unconditionally delivered by or on behalf of the Company in accordance with all relevant laws upon the issuance of the Shares;

(g)	the Plan is legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law (other than, with respect to the Company, the laws of the Cayman Islands);

(h)	each Award Agreement will be legal, valid and binding and enforceable against all relevant parties in accordance with its terms under relevant law;

(i)	the Company has the capacity, power, authority and legal right under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform its obligations under the Plan;

(j)	no monies paid to or for the account of any party under the Plan represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised), respectively);

(k)	the Company has received, or will receive, money or money's worth (the Consideration) in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than their par value;

(l)	no Incentive Share Options (as defined in the Plan) have been granted under the Plan and the Plan will be approved by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the board of directors of the Company to the extent any Awards (as defined in the Plan) granted under the Plan are Incentive Share Options;

(m)	the issue of any Shares pursuant to the Plan will not result in the Company exceeding its authorised share capital; and

(n)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Valid Issuance of Shares

(a)	the Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised, provided that to the extent any Awards granted under the Plan are Incentive Share Options, the Shares to be offered and issued by the Company pursuant to the provisions of the Plan will be duly authorised when the shareholders of the Company has approved the Plan in accordance with the provisions of the Plan and the Memorandum and Articles (such approval as the Shareholders' Approval), and, when issued and allotted by the Company in accordance with the provisions of the Plan, the Memorandum and Articles, the Board Resolutions, the Shareholders' Approval (if applicable) and once the Consideration fixed in accordance with the provisions of the Plan is fully paid for, will be validly issued, and (assuming that all of the Consideration is received by the Company) fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the Shares set against their respective names.

4	Limitations and qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (as revised) of the Cayman Islands (the Companies Act), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the Plan while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier